Exhibit 10.113

GUARANTY AGREEMENT

THIS GUARANTY AGREEMENT (this “Guaranty”) is made as of the 13th day of December, 2024, by Baker Hughes Holdings LLC, a limited liability company duly organized and existing under the laws of the State of Delaware, with its primary office at 575 N. Dairy Ashford, Suite 100, Houston, Texas 77079 (herein called “Guarantor”), for the benefit of Venture Global CP2 LNG, LLC, a limited liability company duly organized and existing under the laws of the State of Delaware, with its primary office at 1401 McKinney Street, Suite 2600, Houston, TX 77010 (herein called “Buyer”). Guarantor and Buyer are individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, Baker Hughes Energy Services LLC, a limited liability company organized and existing under the laws of the State of Delaware, with a place of business at 575 N. Dairy Ashford, Suite 100, Houston, Texas 77079 (herein called “Seller”) is an affiliate of Guarantor;

WHEREAS, Buyer and Seller have entered into a Purchase Order Contract for the Sale of Liquefaction Train System with Seller dated as of December 13, 2024 (together with the schedules, annexes, and exhibits thereto and as the same may be amended from time to time, herein called the “Contract”), for the supply of certain natural gas liquefaction equipment by Seller;

WHEREAS, the Contract requires Guarantor to guarantee Seller’s performance under the Contract for the benefit of Buyer; and

WHEREAS, Guarantor indirectly owns the majority of the membership interests of Seller and, as ultimate parent company of Seller, is willing to enter into this Guaranty in satisfaction of the conditions of the Contract.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the Parties hereto agree as follows:

1. Subject to Section 2, Guarantor unconditionally, absolutely and irrevocably guarantees to Buyer, and its successors and assigns, as and for its own obligation, and not as a surety, that in the event of Seller failing in any respect to perform or observe any obligation owed by Seller to Buyer, whether now existing or hereafter arising, under the terms and provisions of the Contract, Guarantor shall within ten (10) Working Days (as such term is defined in the Contract) upon first demand in writing by Buyer (a) perform or take such steps as are necessary to achieve performance or observance of such obligations and (b) shall indemnify, defend and hold harmless the Buyer Parties (as such term is defined in the Contract) against any and all losses, damages, claims, costs, charges, and expenses, howsoever arising, from the said failure to the extent of Seller’s liability under the Contract.

2. Notwithstanding anything to the contrary contained in this Guaranty or the Contract, the Guarantor’s aggregate liability under this Guaranty at any time prior to the issuance of FNTP shall not exceed the applicable Maximum Termination Fee.

3. This Guaranty constitutes an independent guaranty, and is not conditioned on or contingent upon or modified, impaired or prejudiced by: (a) any attempt to enforce in whole or in part any obligations of Seller to Buyer; (b) the existence or continuance of Seller as a legal entity; (c) the consolidation or merger of Seller with or into any other entity; (d) the sale, lease or disposition by Seller of all or substantially all of its assets to any other entity; (e) the bankruptcy or insolvency of Seller or the making by Seller of a general assignment for the benefit of creditors; (f) any other security now or hereafter held by Buyer as security for the obligations of Seller; (g) the compromise, settlement, release, waiver, change, modification, or termination of any of Seller’s obligations under the Contract; (h) the extension of time for payment of any amounts due from Seller or of the time for performance of any of Seller’s obligations under the Contract; or (i) the failure, omission, delay or lack on the part of Buyer to enforce or exercise any right, power or remedy under or pursuant to the terms of the Contract or this Guaranty.

4. Guarantor’s payment and performance shall be subject to the defenses and the limits on Seller’s liability under the Contract. Guarantor agrees to make any payment due hereunder upon first written demand, without set-off or counterclaim and without any legal formality, such as protest or notice being necessary, and waives all privileges or rights which it may have as a guarantor, including (a) any right to require Buyer to claim payment or to exhaust remedies against Seller or any other person, (b) notice of any fact which might substantially increase Buyer’s risk; (c) notice of presentment for payment, demand or protest and notice thereof as to any instrument; (d) notice of Seller’s default; (e) any defense arising by reason of any incapacity, lack of authority or disability; (f) any defense arising because of the exercise of any right or remedy available to, or election made by, Buyer pursuant to the U.S. Bankruptcy Code and (g) all other notices and demands to which Guarantor might otherwise be entitled.

5. The obligations of Guarantor hereunder are primary and original obligations and shall continue in full force and effect after expiry or termination of the Contract until all of Seller’s obligations and liabilities under the Contract have been fully discharged, without regard to future changes in conditions, including change in law or any invalidity or irregularity with respect to the execution and delivery of this Guaranty.

6. Guarantor irrevocably and absolutely waives any and all rights of subrogation, contribution, indemnification, reimbursement or similar rights against Seller with respect to this Guaranty. In addition, Guarantor will not exercise any rights which it may acquire by way of subrogation under this Guaranty by any payment made hereunder or otherwise, until all of Seller’s obligations owed to Buyer shall have indefeasibly been performed or paid in full.

7. This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment by Guarantor or Seller to Buyer is annulled, set aside, invalidated, declared to be fraudulent or preferential, rescinded or must otherwise be returned, refunded or repaid by Buyer upon the insolvency, bankruptcy, reorganization, dissolution or liquidation of Seller, Guarantor or otherwise, and is so rescinded or returned to the party or parties making such payment, all as though such payment had not been made.

8. This Guaranty and the undertakings herein contained shall be binding upon the successors and assigns of Guarantor and shall extend to and inure for the benefit of the successors or permitted assignees of Buyer. Guarantor may not assign its rights and obligations hereunder or assign or otherwise transfer this Guaranty or any interest herein, without the prior written consent of Buyer. Buyer may assign or transfer all or any of its right, title and interest in this Guaranty in connection with any assignment of the Contract in accordance with the requirements specified therein, including a collateral assignment to Lenders (as such term is defined in the Contract). No person other than Buyer or such permitted assignees or transferees as described above is intended as a beneficiary of this Guaranty nor shall any such person have any rights hereunder.

9. No assignment or transfer of the Contract or this Guaranty shall operate to extinguish or diminish the liability of Guarantor hereunder.

10. This Guaranty shall terminate and shall no longer be of any force or effect, and shall promptly be returned by Buyer to Guarantor, upon the earlier to occur of (a) the performance by Seller of all of its obligations under the Contract or (b) the delivery by Seller of replacement credit support pursuant to and in accordance with the Contract.

11. In the event there is any dispute under the Contract that relates to a sum being claimed under this Guaranty, which dispute is submitted to arbitration in accordance with the Contract, the obligations under this Guaranty with respect to such sum being claimed shall be suspended pending the outcome of such arbitration and Guarantor further agrees that any award resulting from such arbitration shall be conclusive and binding on it for purposes of determining its obligation under this Guaranty.

12. Guarantor represents and warrants to Buyer that: (a) Guarantor is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of formation; (b) the execution, delivery and performance by Guarantor of this Guaranty have been duly authorized by all necessary actions on the part of Guarantor; and (c) this Guaranty constitutes a legally binding obligation of Guarantor, except as the enforceability hereof may be limited by applicable bankruptcy, insolvency, moratorium and other laws affecting Buyer’s rights generally and by equitable principles (regardless of whether enforcement is sought in equity or at law).

13. Subject to Section 2, Guarantor agrees to pay all expenses (including court costs and reasonable attorney’s fees) incurred by Buyer in connection with defending and enforcing its rights under this Guaranty.

14. This Guaranty shall be governed by and construed in accordance with the laws of the State of New York, excluding only those provisions regarding conflict of laws.

15. The Parties irrevocably waive any objections, which they may have now or hereafter to (a) the personal or subject matter jurisdiction of the federal or state courts located in the State of New York, (b) the venue of any proceedings brought in the federal or state courts located in the State of New York, or (c) that such proceedings have been brought in a non-convenient forum. The Parties irrevocably agree that any final judgment (after appeal or expiration of time for appeal) entered by any such courts shall be conclusive and binding upon the Parties and may be enforced in the courts or any other jurisdiction to the fullest extent permitted by applicable law.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Guaranty to be executed by their respective authorized representatives as of the date first written above.

BAKER HUGHES HOLDINGS LLC		VENTURE GLOBAL CP2 LNG, LLC

By:	/s/ Joshua Hallenbeck	By:	/s/ Jonathan W. Thayer
Name:	Joshua Hallenbeck	Name:	Jonathan w. Thayer
Title:	SVP FPA & Treasurer	Title:	chief Financial officer